WOODBURN AND WEDGE

Attorneys and Counselors At Law

Sierra Plaza

6100 Neil Road, Suite 500

Reno,  Nevada 89511-1149

Telephone (775) 688-3000

Facsimile (775) 688-3088

Exhibit 5.2

Gregg P. Barnard

E-MAIL:  gbarnard@woodburnandwedge.com

DIRECT DIAL:  (775) 688-3025

March 21, 2014

Endeavour International Corporation

811 Main Street, Suite 2100

Houston,  Texas    77002

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-3 and the accompanying Prospectus, filed with the Securities Exchange Commission on the date hereof (the “Registration Statement”) by Endeavour International Corporation, a Nevada corporation (the “Company”), relating to the registration of (i) 2,917,834 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issued by the Company to the Selling Stockholders on February 28, 2014 (the “Shares”), (ii) 729,458 Warrants to purchase a like number of shares of Common Stock issued by the Company to the Selling Stockholders on February 28, 2014 (the “Warrants”); (iii) 729,458 shares of Common Stock which may be issued by the Company in connection with the  exercise of the Warrants (the “Warrant Shares”); (iv) $17,500,000 aggregate principal amount of the Company’s 6.5% convertible senior notes issued by the Company to the Selling Stockholders (the “Notes”) under an Indenture (the “Indenture”) dated as of March 3, 2014 among the Company, the Guarantors and Wilmington Savings Fund Society, FSB, as trustee; and (v) 3,753,754 shares of Common Stock which may be issued by the Company in connection with the conversion of the Notes (the “Conversion Shares”). The Shares, Warrants and Notes were issued pursuant to that certain Securities Purchase Agreement dated February 28, 2014 between the Company and Whitebox Advisors LLC, as advisor to the Selling Stockholders (the “Securities Purchase Agreement”). Capitalized terms used herein without definition have the meaning given them in the Registration Statement.

In connection with rendering this opinion, we have examined or are familiar with the Amended and Restated Articles of Incorporation of the Company, as amended to the date hereof, the Amended and Restated Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the authorization of the Registration Statement,  the Shares, Warrants, Warrant Shares, Notes and Conversion Shares, and such other certificates, instruments and

Endeavour International Corporation

March 21, 2014

documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  We have assumed that the Company shall have a sufficient number of authorized and unissued shares of Common Stock that may be issued upon exercise of the Warrants and conversion of the Notes.  As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement, Prospectus,  Securities Purchase Agreement and the aforesaid records, certificates and documents.

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

1.The Company is a corporation validly existing under the laws of the State of Nevada and is in good standing under said laws.

2.The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

3.The Warrants have been duly authorized.

4.The Warrant Shares have been duly authorized and when issued by the Company in accordance with the provisions of the respective Selling Stockholders’ Warrant, such Selling Stockholders’ Warrant Shares will be validly issued, fully paid and nonassessable.

5.The Indenture has been duly authorized and to the extent that Nevada law governs such issues, executed and delivered by the Company.

6.The Notes have been duly authorized by the Company.

7.The Conversion Shares have been duly authorized and when issued by the Company in accordance with the provisions of the Notes, such Conversion Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated.  We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter.  We are members of the bar of the State of Nevada.  We express no opinion as to the effect and application of any United States federal law, rule or regulation or any federal or state securities laws of any state, including the State of Nevada.  We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

Endeavour International Corporation

March 21, 2014

We hereby consent:

1.To being named in the Registration Statement and Prospectus and in any amendments thereto as counsel for the Company;

2.To the statements with reference to our firm made in the Registration Statement of the Company on Form S-3 and the Prospectus; and

3.To the filing of this opinion as an exhibit to the Registration Statement or as an exhibit to a Current Report of the Company on Form 8-K.

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

WOODBURN and WEDGE

By:  /s/  Gregg P. Barnard

Gregg P. Barnard